Exhibit 10.3

Xtant Medical Holdings, Inc.

Board of Directors Services Agreement

This Board of Directors Services Agreement (the “Agreement”), dated ________, 2016, is entered into between Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), and _______________, an individual with a principal place of _________, __________(“Director”).

WHEREAS, the Company desires to retain the services of Director for the benefit of the Company and its stockholders; and

WHEREAS, Director desires to continue to serve on the Company’s Board of Directors for the period of time and subject to the terms and conditions set forth herein;

NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree as follows:

1.     Board Duties. Director agrees to provide services to the Company as a member of the Board of Directors. Director shall, for so long as he remains a member of the Board of Directors, but in any case not less than three years from the date hereof, meet with the Company upon written request, at dates and times mutually agreeable to Director and the Company, to discuss any matter involving the Company or its subsidiaries, which involves or may involve issues of which Director has knowledge and cooperate in the review, defense or prosecution of such matters. Director acknowledges and agrees that the Company may rely upon Director’s expertise in product development, marketing or other business disciplines where Director has a deep understanding with respect to the Company’s business operations and that such requests may require substantial additional time and efforts in addition to Director’s customary service as a member of the Board of Directors. Director will notify the Company promptly if he is subpoenaed or otherwise served with legal process in any matter involving the Company or its subsidiaries. Director will notify the Company if any attorney who is not representing the Company contacts or attempts to contact Director (other than Director’s own legal counsel) to obtain information that in any way relates to the Company or its subsidiaries, and Director will not discuss any of these matters with any such attorney without first so notifying the Company and providing the Company with an opportunity to have its attorney present during any meeting or conversation with any such attorney.

2.     Compensation. All compensation arrangements that existed prior to execution of this Agreement are hereby terminated. As compensation for the services provided herein, the Company shall pay to Director the compensation set forth on Exhibit A. The parties agree that the compensation set forth on Exhibit A is subject to annual review by the Compensation Committee of the Board of Directors and may be adjusted from time to time as approved by the full Board of Directors.

3.     Benefits and Expenses. The Company will obtain a Directors and Officers Insurance Policy from a carrier and at levels approved by the Board of Directors. The Company will reimburse Director for reasonable business expenses incurred on behalf of the Company prior to the date hereof. The Company shall also reimburse Director for reasonable out-of-pocket expenses incurred in connection with discharging his or her duties as a Board member. Any additional expenses shall be pre-approved by the CEO or CFO of the Company and will be reimbursed subject to receiving reasonable substantiating documentation relating to such expenses.

4.     Mutual Non-Disparagement. Director and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to the any claim or complain against either party without the mutual consent of each of them, to be given in advance of any such statement.

5.     Conflicting Obligations. Director certifies that Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Director from complying with the provisions of this Agreement. Director will not enter into any such conflicting agreement during or after the term of this Agreement. Director’s violation of this section will be considered a material breach of this Agreement.

6.     Term and Termination.

(a)     Term. The initial term of this Agreement shall be three years and will continue until the earlier of (i) final completion of the services or (ii) termination as provided in Section 6(b).

(b)     Termination. Either party may terminate this Agreement upon giving the other party 30 days’ prior notice of such termination. The Company may terminate this Agreement immediately and without prior notice if Director refuses to or, at Company’s sole discretion, it determines, (i) Director is unable to perform the services or (ii) Director is in breach of any provision of this Agreement.

(c)     Survival. Upon such termination, all rights and duties of the Company and Director toward each other shall cease except:

(i)     The Company will pay, within 30 days after the effective date of termination, all amounts owing to Director for services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 3 of this Agreement; and

(ii)     Section 5 (Conflicting Obligations), Section 7 (Independent Contractor), and Section 10 (Confidentiality) will survive termination of this Agreement.

7.     Independent Contractor. It is the express intention of the Company and Director that Director perform the services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Director as an agent, employee, representative, joint venture, legal representative or partner of the Company, unless otherwise authorized by the Board of Directors. Without limiting the generality of the foregoing, Director is not authorized to bind the Company to any liability or obligation or to represent that Director has any such authority. Director acknowledges and agrees that Director is obligated to report as income all compensation received by Director pursuant to this Agreement. Director agrees to and acknowledges the obligation to bear all employment or self-employment obligations and other taxes on such income as may correspond. The Company shall assume no responsibility in such determination.

8.     Cooperation. In the event of any claim or litigation against the Company and/or Director based upon any alleged conduct, acts or omissions of Director during the tenure of Director as an officer of the Company, whether known or unknown, threatened or not as of the time of this writing, the Company will cooperate with Director and provide to Director such information and documents as are necessary and reasonably requested by Director or his/her counsel, subject to restrictions imposed by federal or state securities laws or court order or injunction. The Company shall cooperate in all respects to ensure that Director has access to all available insurance coverage and shall do nothing to damage Director’s status as an insured, and shall provide all necessary information for Director to make or tender any claim under applicable coverage.

9.     Status of Director. Membership on the Board of Directors shall require adherence to board member conduct policies adopted by the board and enforced equally upon all directors. Director may voluntarily resign his or her position on the Board of Directors at any time and without penalty or liability of any kind, subject to Section 6 above.

10.     Confidentiality.

(a) Definition. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company or its affiliates, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company's or its affiliates’ products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the Company on whom Director called or with whom Director became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Director at the time of disclosure to Director by the Company as evidenced by written records of Director, (ii) has become publicly known and made generally available through no wrongful act of Director or (iii) has been rightfully received by Director from a third party who is authorized to make such disclosure.

(b) Nonuse and Nondisclosure. Director will not, during or subsequent to the term of this Agreement, except as required by applicable law, (i) use the Confidential Information for any purpose whatsoever other than the performance of the services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Director agrees that all Confidential Information will remain the sole property of the Company. Director also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Director will not directly or indirectly disclose to anyone the terms or the existence of this Agreement or the fact that Director has this arrangement with the Company.

(c) Third Party Confidential Information. Director recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Director agrees that, during the term of this Agreement and thereafter, that all such information shall be treated as Confidential Information as defined in this Agreement. Director owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the services for the Company consistent with the Company’s agreement with such third party.

(d) Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Director will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Director may have in Director’s possession or control.

(e) Confidentiality of Agreement. Subject to exceptions mutually agreed upon by the parties to this Agreement in advance and in writing, the terms and conditions of this Agreement shall remain confidential and protected from disclosure except as required by law in connection with any registration or filing, in relation to a lawful subpoena, or as may be necessary for purposes of disclosure to accountants, financial advisors or other experts, who shall be made aware of and agree to be bound by the confidentiality provisions hereof.

11.     Governing Law. This Agreement shall be governed by the law of the State of Delaware. In the event of any dispute regarding the performance or terms hereof, the prevailing party in any litigation shall be entitled to an award of reasonable attorneys’ fees and costs of suit, together with any other relief awarded hereunder or in accordance with governing law.

12.     Assignability. Except as otherwise provided in this Agreement, Director may not sell, assign or delegate any rights or obligations under this Agreement.

13.     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

14.     Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

15.     Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

16.     Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Signatures to this Agreement transmitted by email, portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as the physical delivery of the paper document bearing the original signatures.

In witness whereof, the parties hereto enter into this Agreement as of the date first set forth above.

THE COMPANY:	DIRECTOR:

Name:
Title

EXHIBIT A

Director will be compensated for his or her service as follows:

●	an annual base retainer of $40,000 payable in cash;

●

an additional $40,000 payable 100% in the form of restricted stock units or options to purchase the Company’s common stock (Director may elect to receive 50% in restricted stock units and 50% in options);

●	if Director serves as Chairman of the Board of Directors, an additional $20,000 payable in cash;

●

if Director serves as Chairman of a Committee of the Board of Directors, the following additional amounts will be payable in cash: $12,500 for service as the Chairman of the Audit Committee; $12,500 for service as the Chairman of the Business Development Committee; $10,000 for service as the Chairman of the Compensation Committee; and $10,000 for service as the Chairman of the Nominations and Governance Committee;

●

if Director serves on a Committee of the Board of Directors, the following additional amounts will be payable in cash: $5,000 for service on the Audit Committee; $5,000 for service on the Business Development Committee, $4,000 for service on the Compensation Committee; and $4,000 for service on the Nominations and Governance Committee;

●	if Director serves on a Special Committee of the Board of Directors, any additional compensation for such service will be set at that time by the Board of Directors; and

●	Director will receive an additional $1,500 per day for service at any meeting or other Board service (as may be approved from time.

Director will be paid his or her cash compensation quarterly on the 15th day of the month following the end of the applicable fiscal quarter. Any restricted stock unit or options payable to Director will be awarded in July of each year, valued using the market price of the Company’s common stock on the date of grant, and will fully vest upon one year of service.